Calculation of Filing Fees Table
Schedule 13E-3
(Form Type)
International Baler Corporation
(Name of the Issuer)
International Baler Corporation
Avis Industrial Corporation
AIC Merger Sub, Inc.
(Name of Persons Filing Statement)
Table 1
Transaction Valuation
	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,703,002.38(1)	0.0000927	$157.87(2)
Fees Previously Paid	$1,703,002.38		$157.87(3)
Total Transaction Valuation	$1,703,002.38
Total Fees Due for Filing			$0.00
Total Fees Previously Paid			$157.87
Total Fee Offsets			$157.87
Net Fee Due			$0.00
Table 2
Fee Offset Claims and Sources
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Claim Offset	Fee Paid with Fee Offset Source
Fee Offset Claims	Avis Industrial Corporation	Schedule TO	0-14443	April 20, 2022		$157.87
Fee Offset Sources	Avis Industrial Corporation	Schedule TO	0-14443		April 20, 2022		$157.87(3)

(1)
Estimated solely for the purpose of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $1.74, the cash payment tendered under the transaction reported hereby for each share of the common stock of International Baler Corporation, par value $0.01per share (the “Common Stock”), and (ii) 978,737, the maximum number of shares of the Common Stock subject to the transaction described in this Schedule 13E-3, which represents all of the outstanding Common Stock that is not owned by Avis Industrial Corporation or its affiliates.

(2)
The amount of the filing fee calculated in accordance with the Exchange Act equals $92.70 for each $1,000,000 of value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

(3)
The Filer previously paid $157.87 upon the filing of its Schedule TO related to the transaction described in this Schedule 13E-3.